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Exhibit  9

                                                                     April, 1999

MML Bay State Life Insurance Company
1295 State Street
Springfield, MA 01111


Re: Post-Effective Amendment No. 5 to Registration Statement
    No. 33-76920 filed on Form N-4

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 5 to Registration Statement No. 33-76920 on Form N-4 under the Securities Act of 1933 for MML Bay State Life Insurance Company's ("MML Bay State") flexible premium variable annuity contract (the "Contract"). MML Bay State Variable Annuity Separate Account 1 issues the Contract.

As an attorney for MML Bay State, I provide legal advice to MML Bay State in connection with the operation of its variable products. In such role I am familiar with the Post-Effective Amendment for the Contract. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1. MML Bay State is a valid and subsisting corporation, operated under the laws of the state of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

2. MML Bay State Variable Annuity Separate Account 1 is a separate account validly maintained by MML Bay State in accordance with Connecticut law.

3. All of the prescribed corporate procedures for the issuance of the Contract have been followed, and all applicable state laws have been complied with.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.


Very truly yours,


/s/ James M. Rodolakis
----------------------
James M. Rodolakis
Counsel

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